Exhibit 99.1

Cell Therapeutics, Inc. Announces Closing of Registered Offering of $30 Million of Preferred Stock and Warrants

SEATTLE, August 21, 2009 — Cell Therapeutics, Inc. (Nasdaq and MTA:CTIC) (the “Company”) today announced the closing of its previously announced sale of $30 million of shares of its Series 2 Preferred Stock and warrants to purchase shares of its common stock in a registered offering to a single institutional investor. The investor has elected to convert all of its shares of Series 2 Preferred Stock and to receive the 18,853,103 shares of the Company’s common stock issuable upon such conversion at the closing.

The Company received approximately $28.2 million in net proceeds from the offering, after deducting placement agent fees and estimated offering expenses.

In connection with the offering, the investor received warrants to purchase up to 4,713,276 shares of common stock. The warrants have an exercise price of $1.70 per warrant share, for total potential additional proceeds to the Company of approximately $8.0 million upon exercise of the warrants. The warrants are exercisable immediately upon their date of issuance and will expire nine months thereafter.

Rodman & Renshaw, LLC, a wholly-owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq:RODM), acted as the exclusive placement agent for the offering.

A shelf registration statement relating to the shares of Series 2 Preferred Stock and warrants issued in the offering (and the shares of common stock issuable upon conversion of the Series 2 Preferred Stock and exercise of the warrants) has been filed with the Securities and Exchange Commission (the “SEC”). The shelf registration statement was automatically effective upon filing with the SEC. A prospectus supplement relating to the offering has also been filed with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained directly from the Company by contacting the Company at the following address: Cell Therapeutics, Inc., 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our shares of Series 2 Preferred Stock or warrants. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading prices of the Company’s securities. The risks and uncertainties include the risk that the investors might not exercise their warrants, the Company might not be able to continue to raise additional capital as needed to fund its operations, the Company’s intentions regarding the use of proceeds, and other risk factors listed or described from time to time in the Company’s filings with the SEC, including, without limitation, its most recent filings on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: media@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors